Exhibit 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE
Omaha, Nebraska

November 3, 2020

CONTACT:

Chad Daffer

Chief Executive Officer

402-952-1235

America First Multifamily Investors, L.P. Announces Third Quarter 2020 Financial Results

Omaha, Nebraska – On November 3, 2020, America First Multifamily Investors, L.P. (NASDAQ: ATAX) (the “Partnership” or “ATAX”) announced financial results for the three and nine months ended September 30, 2020.

Financial Highlights

As of and for the three months ended September 30, 2020:

•	Total revenues of $13.8 million
•	Net loss, basic and diluted, of $(0.03) per Beneficial Unit Certificate (“BUC”)
•	Cash Available for Distribution of $0.06 per BUC
•	Total assets of $1.2 billion
•	Total Mortgage Revenue Bond (“MRB”) investments of $796.5 million

For the nine months ended September 30, 2020:

•	Total revenues of $42.1 million
•	Net income, basic and diluted, of $0.07 per BUC
•	Cash Available for Distribution of $0.20 per BUC

The Partnership reported the following notable transactions during the third quarter of 2020:

•

Committed to fund one MRB totaling up to $15.0 million and fund one taxable MRB totaling up to $7.0 million for construction of an affordable multifamily property. ATAX advanced MRB funds totaling $2.0 million during the third quarter of 2020, with remaining MRB and taxable MRB commitments to be funded throughout the construction period.

•

Committed to fund two Governmental Issuer Loans (“GIL”) totaling up to $67.1 million and fund two property loans totaling up to $52.0 million for construction of two affordable multifamily properties. ATAX advanced GIL funds totaling $22.1 million and advanced property loan funds of $3.0 million during the third quarter of 2020, with remaining commitments to be funded throughout the construction period.

•	Entered into initial TOB Trust financings related to one MRB, two GILs and two property loans for net proceeds of $26.5 million.
•	Invested capital in one unconsolidated entity of $6.4 million.
•	Received redemption proceeds on one MRB totaling $6.5 million.
•

Issued five-year secured notes to Mizuho Capital Markets secured by cash flows associated with our residual interests in our TEBS financing arrangements for gross principal of $103.5 million. We concurrently reduced the effective interest rate on the notes by entering into two total return swaps with Mizuho. Approximately $24.8 million of proceeds were immediately available for ATAX’s use with the remaining posted as collateral with Mizuho for the two total return swaps. Of this amount, ATAX can make approximately $41.3 million in additional cash available for use by March 2022.

•	Extended the maturity date of ten TOB Trust financings from dates in 2021 to July 2023.
•	Extended the maturity date of two unsecured lines of credit to June 2022.

Investment Updates and Management Remarks

The Partnership announced the following updates regarding its investment portfolio:

•	Properties securing the Partnership’s MRB portfolio have reported average rental collections within 30 days of billing of 91% for both September and October 2020 rental payments.
•

The Partnership has received no requests for forbearance of contractual principal and interest payments from borrowers associated with multifamily MRBs and all are current on contractual principal and interest payments as of October 31, 2020.

•

The Partnership has received requests for forbearance on our only student housing MRB, Live 929 Apartments, and our only commercial property MRB, Pro Nova. The contractual interest payment due on the Pro Nova MRB was not made as scheduled on November 1, 2020 due to the majority senior bondholder’s direction to the bond trustee not to draw on the debt service reserve fund as provided for under the bond indenture.

•	All Vantage investments achieved increased occupancy during the third quarter.
•	No Vantage project under construction has experienced material supply chain disruptions for either construction materials or labor during the third quarter.
•

The 50/50 MF Property primarily serves students at The University of Nebraska-Lincoln, which is currently holding on campus, in person classes. The property is 86% occupied as of September 30, 2020 and is meeting all mortgage and operating obligations with cash flows from operations.

•

The Suites on Paseo MF Property primarily serves students of San Diego State University, which has suspended on campus, in person classes for the Fall 2020 and Spring 2021 semesters. The property is 64% occupied as of September 30, 2020 and is meeting all operating obligations with cash flows from operations. The property has no debt obligations.

“Our multifamily MRB portfolio and Vantage investments continue to perform well despite the continuing challenges presented by the COVID-19 pandemic,” said Chad Daffer, the Partnership’s Chief Executive Officer. “The suspension of on campus, in person classes at universities has greatly impacted the occupancy and operations of our investments related to student housing projects.  We are actively working with the individual property managers to ensure the health and safety of our student tenants and to mitigate the financial impacts of COVID-19 until students can safely return to on campus classes.”

“We have begun deploying capital into new construction lending investments with a leading developer as well as making strategic investments in additional Vantage properties in strong markets,” said Ken Rogozinski, the Partnership’s Chief Investment Officer. “In addition, the secured notes issued to Mizuho allowed us to right-size the leverage on our TEBS financings, provides current liquidity to satisfy our investment commitments, and provides access to additional liquidity at attractive interest rates. We continue to evaluate our debt financing portfolio and potential financing structures that provide lower costs of leverage and enhance returns for our unitholders.”

Disclosure Regarding Non-GAAP Measures

This report refers to Cash Available for Distribution (“CAD”), which is identified as a non-GAAP financial measure.  We believe CAD provides relevant information about our operations and is necessary, along with net income, for understanding our operating results.  Net income is the GAAP measure most comparable to CAD.  There is no generally accepted methodology for computing CAD, and our computation of CAD may not be comparable to CAD reported by other companies.  Although we consider CAD to be a useful measure of our operating performance, CAD is a non-GAAP measure and should not be considered as an alternative to net income that is calculated in accordance with GAAP, or any other measures of financial performance presented in accordance with GAAP.  See the table at the end of this press release for a reconciliation of our net income as determined in accordance with GAAP and our CAD for the periods set forth.

Earnings Webcast & Conference Call

The Partnership will host a Webcast & Earnings Call for Unitholders on Wednesday, November 4, 2020 at 4:30 p.m. Eastern Time to discuss the Partnership’s Third Quarter 2020 results.  Participants can access the Earnings Call in one of two ways:

•	Participants can register for access to the live broadcast in listen-only mode using the following link: https://edge.media-server.com/mmc/p/oah7mk53.

•

Participants wanting to ask questions may dial toll free (855) 854-0934, (International Participants may dial (720) 634-2907), using Conference ID# 8838624. To ensure a timely connection, please place your call at least 15 minutes prior to the start of the earnings call.  At the conclusion of management’s presentation, the operator will open the lines for questions.

Following completion of the earnings call, a recorded replay will be available on the Partnership’s Investor Relations website at www.ataxfund.com.

About America First Multifamily Investors, L.P.

America First Multifamily Investors, L.P. was formed on April 2, 1998 under the Delaware Revised Uniform Limited Partnership Act for the primary purpose of acquiring, holding, selling and otherwise dealing with a portfolio of mortgage revenue bonds which have been issued to provide construction and/or permanent financing for affordable multifamily, student housing and commercial properties. The Partnership is pursuing a business strategy of acquiring additional mortgage revenue bonds and other investments on a leveraged basis.  The Partnership expects and believes the interest earned on these mortgage revenue bonds is excludable from gross income for federal income tax purposes.  The Partnership seeks to achieve its investment growth strategy by investing in additional mortgage revenue bonds and other investments as permitted by the Partnership’s Amended and Restated Limited Partnership

Agreement, dated September 15, 2015, taking advantage of attractive financing structures available in the securities market, and entering into interest rate risk management instruments.  America First Multifamily Investors, L.P. press releases are available at www.ataxfund.com.

Safe Harbor Statement

Certain statements in this press release are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995.  These forward-looking statements generally can be identified by use of statements that include, but are not limited to, phrases such as “believe,” “expect,” “future,” “anticipate,” “intend,” “plan,” “foresee,” “may,” “should,” “will,” “estimates,” “potential,” “continue,” or other similar words or phrases.  Similarly, statements that describe objectives, plans, or goals also are forward-looking statements.  Such forward-looking statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Partnership.  The Partnership cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, implied, or projected by such forward-looking statements.  Risks and uncertainties include, but are not limited to: general economic conditions, including the current and future impact of the novel coronavirus (COVID-19) on business operations, employment, and government-mandated mitigation measures; current maturities of the Partnership’s financing arrangements and the Partnership’s ability to renew or refinance such financing arrangements; defaults on the mortgage loans securing the Partnership’s mortgage revenue bonds; the competitive environment in which the Partnership operates; risks associated with investing in multifamily and student residential properties and commercial properties; changes in interest rates; the Partnership’s ability to use borrowings or obtain capital to finance its assets; recapture of previously issued Low Income Housing Tax Credits in accordance with Section 42 of the Internal Revenue Code; geographic concentration within the mortgage revenue bond portfolio held by the Partnership; appropriations risk related to the funding of federal housing programs; changes in the Internal Revenue Code and other government regulations affecting the Partnership’s business; and the other risks detailed in the Partnership’s SEC filings (including but not limited to, the Partnership’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K).  Readers are urged to consider these factors carefully in evaluating the forward-looking statements.

If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, the developments and future events concerning the Partnership set forth in this press release may differ materially from those expressed or implied by these forward-looking statements.  You are cautioned not to place undue reliance on these statements, which speak only as of the date of this document.  We anticipate that subsequent events and developments will cause our expectations and beliefs to change.  The Partnership assumes no obligation to update such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events, unless obligated to do so under the federal securities laws.

Cash Available for Distribution (“CAD”)

The following table shows the calculation of CAD (and a reconciliation of the Partnership’s net income, as determined in accordance with GAAP, to CAD) for the three and nine months ended September 30, 2020 and 2019.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2020	2019	2020	2019
Net income (loss)	$(1,160,017)	$9,707,903	$6,410,088	$20,045,906
Change in fair value of derivatives and interest rate derivative amortization	14,569	68,333	(104,279)	458,141
Depreciation and amortization expense	719,783	743,503	2,141,302	2,384,115
Provision for credit loss (1)	3,463,253	-	5,285,609	-
Provision for loan loss (2)	811,706	-	811,706	-
Reversal of impairment on securities (3)	-	-	(1,902,979)	-
Impairment charge on real estate assets	-	75,000	25,200	75,000
Amortization of deferred financing costs	497,018	745,457	1,288,044	1,476,463
RUA compensation expense	299,524	3,265,677	634,860	3,636,091
Deferred income taxes	(34,601)	(82,167)	(66,482)	(138,331)
Redeemable Series A Preferred Unit distribution and accretion	(717,763)	(717,762)	(2,153,288)	(2,153,288)
Tier 2 Income distributable (Loss allocable) to the General Partner (4)	-	(1,264,949)	80,501	(2,017,974)
Bond purchase premium (discount) amortization (accretion), net of cash received	(20,389)	(24,532)	(39,956)	(64,970)
Total CAD	$3,873,083	$12,516,463	$12,410,326	$23,701,153

Weighted average number of BUCs outstanding, basic	60,545,204	60,519,542	60,614,862	60,457,299
Net income (loss) per BUC, basic	$(0.03)	$0.13	$0.07	$0.26
Total CAD per BUC, basic	$0.06	$0.21	$0.20	$0.39
Distributions declared, per BUC	$0.060	$0.125	$0.245	$0.375

(1)

The provision for credit loss for the three months ended September 30, 2020 relates to impairment of the Live 929 Apartments MRB. The provision for credit loss for the nine months ended September 30, 2020 consists of impairments of approximately $3.5 million for the Live 929 Apartments MRB and approximately $1.8 million for the Pro Nova 2014-1 MRB.

(2)	The provision for loan loss for the three and nine months ended September 30, 2020 relates to impairment of the Live 929 Apartments property loan.

(3)

This amount represents previous impairments recognized as adjustments to CAD in prior periods related to the PHC Certificates. Such adjustments were reversed in the first quarter of 2020 upon the sale of the PHC Certificates in January 2020.

(4)

As described in Note 3 to the Partnership’s condensed consolidated financial statements, Net Interest Income representing contingent interest and Net Residual Proceeds representing contingent interest (Tier 2 income) will be distributed 75% to the limited partners and BUC holders, as a class, and 25% to the General Partner. This adjustment represents the 25% of Tier 2 income due to the General Partner.

For the nine months ended September 30, 2020, Tier 2 loss allocable to the general partner related to the sale of the PHC Certificates. For the nine months ended September 30, 2019, Tier 2 income consisted of $3.0 million of contingent interest realized on redemption of the Vantage at Brooks, LLC property loan in January 2019 and a $10.5 million gain on sale related to the Partnership’s investment in Vantage at Panama City Beach in September 2019.